Exhibit 99.1

News Release

L.B. Foster Reports Second Quarter Operating Results

PITTSBURGH, PA, August 4, 2020 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer and distributor of products and provider of services for transportation and energy infrastructure, today reported its second quarter of 2020 operating results, which included the following performance highlights:

•The Company previously announced a number of actions being taken to address the significant weakness in the energy markets. Restructuring and closure costs during the second quarter of 2020 amounted to $7.0 million, negatively impacting results.

•Second quarter of 2020 net income was $0.5 million, or $0.05 per diluted share, a decrease of $0.85 per diluted share from the prior year quarter. Adjusted net income1 for the second quarter of 2020 was $4.4 million, or $0.41 per adjusted diluted share1. Adjusted net income1 excludes restructuring, relocation, and closure charges and a non-recurring benefit of $1.9 million from a distribution associated with the Company's interest in an unconsolidated partnership.

•Net sales for the second quarter of 2020 decreased by $55.2 million, or 27.5%, from the prior year quarter to $145.8 million. However, net sales increased from the first quarter of 2020 by $17.0 million, or 13.2%.

•New orders for the second quarter of 2020 were $138.3 million, a decline of 15.7% from the prior year quarter. The decline was primarily attributed to the Tubular and Energy Services ("Tubular and Energy") segment. Order volume increased as the quarter progressed and certain pandemic-related restrictions were lifted. This volume drove a backlog increase of 7.9% compared to the prior year quarter to $225.9 million.

•Gross profit for the second quarter of 2020 was $27.1 million, a decline of 27.1% from the prior year quarter. Gross profit margin was 18.6% for the second quarter of 2020, improving 180 basis points from the first quarter of 2020.

•Adjusted EBITDA1 (earnings before interest, taxes, depreciation, amortization, and certain charges) for the quarter was $11.8 million, a decrease of $5.4 million from the prior year quarter and an increase of $8.7 million from the first quarter of 2020.

•Net cash provided by operating activities for the quarter totaled $13.0 million, an improvement of $8.9 million from the prior year quarter.

•Net debt1 (total debt less cash and cash equivalents) decreased by $9.6 million from March 31, 2020 to $48.2 million as of June 30, 2020.

Impact of COVID-19
Beginning in March 2020, in response to the COVID-19 pandemic, several national, state, provincial, and local state of emergency orders were declared that included significant restrictive measures in the countries and other jurisdictions in which the Company sells, manufactures, or services products and systems. The Company was widely considered an “essential” business under these governmental orders and as such, was allowed to continue operations in the respective jurisdictions. In response, the Company adopted its Pandemic Action Plan, pursuant to which the Company implemented a range of enhanced safety protocols recommended by the U.S. Centers for Disease Control and Prevention and recommendations of applicable non-U.S. governments and authorities in order to mitigate the spread of the virus while the Company continued its operations in various locations.

During the second quarter, the Company experienced disruptions in supply chains, delays in deliveries to customers, and customer unwillingness to have L.B. Foster employees work on site, as well as general weakness in demand as stay-at-home orders were lengthened by most global, national, and regional authorities.
1 See "Non-GAAP Disclosures" at the end of this press release for information regarding the following non-GAAP measures used in this release: adjusted net income, adjusted earnings per diluted share, EBITDA, adjusted EBITDA, net debt, and adjusted net leverage ratio.

Despite some easing of initial restrictive measures during the second quarter of 2020, the Company anticipates continued disruption in the third quarter of 2020 and possibly beyond as various restrictive measures have remained in effect in the major markets we serve. The Company has experienced minimal disruption with its on-premise workforce up to this point, and the Company expects to continue to operate under its pandemic protocols with minimal changes.

The Rail Products and Services ("Rail") and Construction Products ("Construction") segments reported order activity during the second quarter that was roughly flat with the prior year despite the COVID-19 pandemic, and continued to experience steady proposal activity. The energy market continues to have an unfavorable outlook and the industry expects significant difficulties in funding ongoing development activity that requires the Company's services. As such, the Company has revised its outlook for the energy market and is forecasting sales to decline significantly year-over-year for its Tubular and Energy segment. On a year-to-date basis compared to the prior year period, sales have declined 28.4% and orders have declined 50.0% in the Tubular and Energy segment.

The Company's strong balance sheet should continue to allow the Company to effectively manage through the current environment and remain a leading provider of products and services to the global infrastructure markets. The Company's Adjusted Net Leverage Ratio1 was 1.5x as of June 30, 2020, with total available funding capacity of over $70.0 million as of June 30, 2020.

CEO Comments
Bob Bauer, President and Chief Executive Officer, commented, "We were very pleased with the sequential improvement in adjusted net income and adjusted EBITDA during the second quarter given the challenging market conditions presented by the COVID-19 pandemic. Order activity in both the Rail and Construction segments remained steady during the second quarter, and we remain cautiously optimistic that these segments should see improvement from this point forward through the second half of 2020. Additionally, our backlog continues to be very robust, increasing by approximately $16.6 million on a consolidated basis, and increasing $29.7 million in the combined Rail and Construction segments as compared to the second quarter of 2019, helping support our cautious optimism for the second half of 2020."

Regarding the COVID-19 pandemic, Mr. Bauer stated, "We expect our strong balance sheet and solid operating cash flow performance to help us effectively deal with the current environment. We also believe that the actions that were undertaken in the Test, Inspection, and Threading Services division of the Tubular and Energy segment during the second quarter will reduce the unfavorable impact this division has been having on operating results as we continue to face challenging dynamics in the oil and gas market caused by the pandemic. We will continue to place a priority on actions intended to insulate the Company from energy market volatility, principally from the upstream market segment."

Second Quarter Results

•Second quarter of 2020 net sales of $145.8 million decreased by $55.2 million, or 27.5%, compared to the prior year quarter. The sales decrease was attributable to each of the Company's three segments, with the Tubular and Energy, Rail, and Construction segments declining by 34.7%, 26.1%, and 24.2% respectively, from the prior year quarter. The decline in revenue was primarily driven by circumstances surrounding the COVID-19 pandemic, including its resulting effect on the already-weakened demand for crude oil, which impacted the Tubular and Energy segment. The pandemic also impacted the Rail segment, causing reduced demand for its friction management consumables, delays in new rail and transit projects, and a work stoppage on London's Crossrail project due to stay-at-home orders. The Construction segment was primarily impacted by reduced volumes within the Piling Products division when compared to the prior year quarter, as 2019 had significant activity related to the Port Everglades project.

•Second quarter of 2020 gross profit of $27.1 million decreased by $10.1 million, or 27.1%, from the prior year quarter. Gross profit of the three segments declined from the prior year quarter, primarily as a result of reduced sales volumes. Consolidated gross profit margin of 18.6% increased by 10 basis points when compared to the prior year quarter, and 180 basis points compared to the first quarter of 2020. The Rail segment's increase in gross profit margin compared to the prior year quarter was driven by higher margin projects in Rail Products and a 10 basis point improvement in Rail Technologies despite much lower volume during the current year quarter. This was partially offset by the decrease in the Tubular and Energy segment's gross profit margin, which was primarily driven by weakness in sales within the Test, Inspection, and

Threading Services division as exploration and production companies continued to reduce drilling activity in the U.S.

•Net income for the second quarter of 2020 was $0.5 million, or $0.05 per diluted share, compared to $9.6 million, or $0.90 per diluted share, in the prior year quarter. Adjusted net income1 for the second quarter of 2020 was $4.4 million, or $0.41 per adjusted diluted share1. Adjusted net income1 for the second quarter of 2020 excludes restructuring, relocation, and closure charges of $7.0 million and and a non-recurring benefit of $1.9 million from a distribution associated with the Company's interest in an unconsolidated partnership.

•Second quarter adjusted EBITDA1 was $11.8 million, a decrease of 31.5% compared to the prior year quarter, and an increase of $8.7 million sequentially from the first quarter of 2020.

•Selling and administrative expenses in the second quarter decreased by $3.3 million, or 14.4%, from the prior year quarter, primarily driven by decreases in personnel related costs of $2.5 million and third-party professional services of $0.7 million. Selling and administrative expenses as a percent of net sales increased by 200 basis points from the prior year quarter to 13.4%.

•Net cash provided by operating activities for the quarter totaled $13.0 million, compared to $4.1 million in the prior year quarter. The $8.9 million increase in net operating cash flow is primarily a result of increased cash provided by changes in trade working capital when compared to the prior year quarter.

•Second quarter new orders were $138.3 million, a 15.7% decrease from the prior year quarter, primarily attributable to declines in the Tubular and Energy segment. Consolidated orders increased by $1.2 million over the first quarter of 2020. The Company historically experiences increased order activity during the second quarter; however, the Company believes this year over year decline is primarily a result of market conditions resulting from the COVID-19 pandemic. Order volume increased as the quarter progressed and certain pandemic-related restrictions were lifted. Rail segment orders were marginally below the first quarter by $1.5 million, and Construction segment orders increased by $12.9 million sequentially from the first quarter of 2020. Tubular and Energy segment orders declined by $10.1 million sequentially from the first quarter of 2020.

First Six Months Results

•Net sales for the six months ended June 30, 2020 of $274.5 million decreased by $76.9 million, or 21.9%, compared to the prior year period. The decline was attributable to reductions in each of the three operating segments with Tubular and Energy, Construction, and Rail decreasing by 28.4%, 23.4%, and 18.0%, respectively. The overall decline was primarily related to the impact of the COVID-19 pandemic resulting in deteriorated conditions within the oil and gas market, reduced ridership and freight rail traffic, and project delays from pandemic related restrictions, including stay-at-home orders.

•Gross profit for the six months ended June 30, 2020 decreased by $17.6 million, or 26.5%, from the prior year period to $48.7 million. The reduction was a result of declines in the Tubular and Energy, Construction, and Rail segments of 43.7%, 24.7%, and 17.0%, respectively. Gross profit margin decreased by 120 basis points when compared to the prior year period, which was primarily attributable to a 510 basis point reduction in Tubular and Energy gross profit margin. Partially offsetting this reduction was a 30 basis point increase in the Rail segment, resulting from a favorable higher margin product mix.

•Net loss for the six months ended June 30, 2020 was $1.3 million, or $0.13 loss per diluted share, compared to net income of $13.3 million, or $1.25 earnings per diluted share, in the prior year period. Adjusted net income1 for the six months ended June 30, 2020 was $3.2 million, or $0.30 per adjusted diluted share1. Adjusted net income1 for the six months ended June 30, 2020 excludes restructuring, relocation, and closure costs of $7.8 million and a non-recurring benefit of $1.9 million from a distribution associated with the Company's interest in an unconsolidated partnership.

•Adjusted EBITDA1 for the six months ended June 30, 2020 was $15.0 million, a decrease of 45.3% compared to the prior year period.

•Selling and administrative expenses for the six months ended June 30, 2020 decreased by $3.9 million, or 8.7%, from the prior year period, primarily driven by decreases in personnel related costs of $2.2 million and third-party professional services of $1.3 million. Selling and administrative expenses as a percent of net sales increased by 220 basis points from the prior year quarter to 14.9%.

•Net cash provided by operating activities for the six months ended June 30, 2020 totaled $6.1 million, compared to a use of $9.4 million in the prior year period. The $15.5 million increase in net operating cash flow is primarily a result of increased cash provided by changes in trade working capital when compared to the prior year period.

•New orders for the six months ended June 30, 2020 decreased by $69.0 million, or 20.0%, from the prior year period, attributable to declines in each of the three segments, with Tubular and Energy being the most significant. However, ending backlog as of June 30, 2020 was $225.9 million, a $16.6 million, or 7.9%, increase from the prior year period.

Test, Inspection, and Threading Services Closure Activity and Precast Concrete Relocation
Since the middle of 2019, the upstream energy markets that the Company serves have deteriorated as prices of oil and natural gas declined due to weakening demand. This deterioration has recently accelerated as a result of the global COVID-19 pandemic and the associated reduction in demand due to reduced travel and movement of goods throughout the world. As U.S. exploration and production companies have reduced production and implemented spending cuts, demand for much of what the Company does in its Test, Inspection, and Threading Services division of the Tubular and Energy segment has sharply declined. As a result, the Company has taken a number of steps to minimize the unfavorable impact from the loss in sales volume and order activity.

In the fourth quarter of 2019, the Company announced the closure of service centers that did not have a path to profitability as they were not in markets expected to recover. Through June 30, 2020, the Company incurred approximately $0.3 million in costs related to prior year closures of those service centers. During the second quarter of 2020, the Company incurred certain exit and disposal costs of approximately $6.5 million related to additional closures announced May 4, 2020. The Company continues to evaluate strategic alternatives related to the Test, Inspection, and Threading Services division. As part of this evaluation, the Company may make the determination that additional service centers need to be shut down or idled in subsequent periods, and additional exit and disposal costs may be incurred. This division is currently operating at a loss, and it is the Company's goal to mitigate the division's losses under these very difficult market conditions.

During the fourth quarter of 2019, the Company announced and commenced its plan to close the Construction segment's Precast Concrete Products facility in Spokane, WA and relocate this operation to Boise, ID. This relocation, which was completed during the first quarter of 2020, was part of an initiative focusing on regional growth opportunities and logistical savings associated with a more centralized location closer to the Company’s existing and prospective customer base. During the first six months of 2020, the Company incurred approximately $0.7 million related to closure costs at the Spokane location and start-up costs at the Boise facility. Additionally, sales were negatively impacted as the Boise facility was non-operational during a portion of the first quarter of 2020. The Company does not anticipate any further costs associated with this relocation and expects to achieve full operational efficiency during the third quarter of 2020.

Market Outlook
The recent year-over-year backlog increases in the second quarter of 12.9% for the Rail segment, and 19.7% for the Construction segment highlight the relative strength of these two segments while they encounter weakness associated with traffic volume and transportation related projects due to the COVID-19 pandemic.

The Rail segment is anticipating further recovery in rail services, particularly services related to the London Crossrail project as on-site services are expected to resume in the third quarter of 2020. Transit products bookings were strong in the second quarter of 2020, including concrete ties for transit systems. As the Company monitors the budget shortfalls incurred by transit operators in all markets, projects associated with long term planning have been moving forward. However, the Company is not expecting a notable improvement in the sales of consumable products that are usually correlated to traffic volume in the second half of 2020 given the on-going restrictions driven by the COVID-19 pandemic.

The Construction segment backlog increase was driven by a strong quarter of order activity in the Fabricated Bridge and Precast Concrete Products divisions. Both divisions saw key projects drive growth in the segment's backlog which increased sequentially from the first quarter of 2020 as well. The backlog for bridge decking will result in production rates at near capacity levels. The Precast Concrete Products division continues to benefit from new infrastructure in the regions that the Company serves. While this business depends on municipal, state, and federal spending for certain programs that may experience budget pressures, these programs could benefit from continued government spending on infrastructure and economic stimulus efforts related to civil construction projects.

In the Tubular and Energy segment, the severe decline in travel due to the COVID-19 pandemic has led to significant reductions in the production of oil as demand for fuel has declined by record amounts. On a year-to-date basis, sales have declined 28.4% and orders have declined by 50.0% in the Tubular and Energy segment. This has led to the Company projecting material declines in sales for this segment for the 2020 year. The most significant decline is in services for upstream drilling companies. Services for pipeline projects (corrosion protection coatings and measurement systems) have also declined, although at a slower rate. The significant need for additional pipeline capacity anticipated in 2019 is being reforecast as estimated transport volume will not put nearly as much strain on pipeline capacity as previously projected. These are much longer term projects, and certain projects are expected to continue based on projected needs once the market returns to a more normalized volume level.

Second Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its second quarter 2020 operating results on Tuesday, August 4, 2020 at 5:00 pm ET. The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing 877-407-0784 (U.S. & Canada) or 201-689-8560 (International).

About L.B. Foster Company
L.B. Foster Company (the "Company") is a leading manufacturer and distributor of products and provider of services for transportation and energy infrastructure with locations in North America and Europe. For more information, please visit www.lbfoster.com.
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: the COVID-19 pandemic, and any future global health crises, and the related social, regulatory, and economic impact and the response thereto by the Company, our employees, our customers, and national, state, or local governments; a continued deterioration in the prices of oil and natural gas and the related impact on the upstream and midstream energy markets; a continuation or worsening of the adverse economic conditions in the markets we serve, whether as a result of the current COVID-19 pandemic, including its impact on travel and demand for oil and gas, and the continued deterioration in the prices for oil and gas, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a continuing decrease in freight or transit rail traffic, including as a result of the COVID-19 pandemic; environmental matters, including any costs associated with any remediation and monitoring; the risk of doing business in international markets; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses and realize anticipated benefits; costs of and impacts associated with shareholder activism; customer restrictions regarding the on-site presence of third party providers due to the COVID-19 pandemic; the timeliness and availability of materials from our major suppliers, including any continuation or worsening of the disruptions in the supply chain recently experienced as a result of the COVID-19 pandemic, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cyber-security risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, a failure of which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation; the continuing effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of LIBOR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact these amounts; foreign currency fluctuations; inflation; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union in January 2020; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2019, or as updated and amended by other current or periodic filings with the Securities and Exchange Commission.
Investor Relations:
Stephanie Listwak
(412) 928-3417
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Sales of goods	$123,300	$160,227	$220,185	$273,310
Sales of services	22,466	40,706	54,356	78,092
Total net sales	145,766	200,933	274,541	351,402
Cost of goods sold	100,488	132,438	181,314	224,769
Cost of services sold	18,225	31,367	44,517	60,343
Total cost of sales	118,713	163,805	225,831	285,112
Gross profit	27,053	37,128	48,710	66,290
Selling and administrative expenses	19,562	22,855	40,887	44,772
Amortization expense	1,446	1,679	2,909	3,391
Interest expense - net	1,090	1,597	1,907	2,952
Other expense (income) - net	3,339	(252)	4,085	(402)
Income (loss) before income taxes	1,616	11,249	(1,078)	15,577
Income tax expense	1,093	1,685	265	2,323
Net income (loss)	$523	$9,564	$(1,343)	$13,254
Basic earnings (loss) per common share	$0.05	$0.92	$(0.13)	$1.27
Diluted earnings (loss) per common share	$0.05	$0.90	$(0.13)	$1.25
Average number of common shares outstanding - Basic	10,557	10,420	10,518	10,399
Average number of common shares outstanding - Diluted	10,623	10,642	10,518	10,598

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,387	$14,178
Accounts receivable - net	82,537	78,575
Inventories - net	113,724	119,301
Other current assets	7,168	4,610
Total current assets	210,816	216,664
Property, plant, and equipment - net	79,669	82,314
Operating lease right-of-use assets - net	17,665	13,274
Other assets:
Goodwill	18,974	19,565
Other intangibles - net	40,158	43,514
Deferred tax assets	28,832	28,638
Other assets	1,250	1,202
TOTAL ASSETS	$397,364	$405,171
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$71,475	$66,361
Deferred revenue	8,517	8,446
Accrued payroll and employee benefits	9,796	14,096
Current portion of accrued settlement	8,000	8,000
Current maturities of long-term debt	142	2,905
Other accrued liabilities	15,193	16,936
Total current liabilities	113,123	116,744
Long-term debt	55,426	55,288
Deferred tax liabilities	4,593	4,751
Long-term portion of accrued settlement	30,000	32,000
Long-term operating lease liabilities	14,637	10,268
Other long-term liabilities	15,689	16,258
Stockholders' equity:
Common stock	111	111
Paid-in capital	44,709	49,204
Retained earnings	156,182	157,525
Treasury stock	(12,722)	(16,795)
Accumulated other comprehensive loss	(24,384)	(20,183)
Total stockholders’ equity	163,896	169,862
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$397,364	$405,171

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, net debt, and adjusted net leverage ratio, which are non-GAAP financial measures. The Company believes that adjusted net income is useful to investors as a supplemental way to compare historical periods without regard to various charges that the Company believes are unusual, non-recurring, unpredictable, or non-cash. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA enhances investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted net income, adjusted diluted earnings per share, and adjusted EBITDA adjusts for certain charges to net income (loss) and EBITDA that the Company believes are unusual, non-recurring, unpredictable, or non-cash. In 2020, the Company made an adjustment for a non-recurring benefit from a distribution associated with the Company's interest in an unconsolidated partnership. In 2020 and 2019, the Company made adjustments to exclude the impact of restructuring activities and site relocation and closure costs. In 2019, the Company made adjustments to exclude the impact of the U.S. pension settlement expense. The Company views net debt, which is total debt less cash and cash equivalents, and the adjusted net leverage ratio, which is the ratio of net debt to the trailing twelve-month adjusted EBITDA, as important metrics of the operational and financial health of the organization and are useful to investors as indicators of our ability to incur additional debt and to service our existing debt.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, net debt, and adjusted net leverage ratio are presented below (in thousands, except per share and ratio):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Adjusted Diluted Earnings Per Share Reconciliation
Net income (loss), as reported	$523	$9,564	$(1,343)	$13,254
Restructuring, relocation, and closure costs, net of tax benefit of $1,678, $0, $1,892, and $0, respectively	5,279	—	5,946	—
Distribution from unconsolidated partnership, net of tax expense of $446, $0, $446, and $0, respectively	(1,428)	—	(1,428)	—
Adjusted net income	$4,374	$9,564	$3,175	$13,254
Average number of common shares outstanding - Diluted, as reported	10,623	10,642	10,518	10,598
Diluted earnings (loss) per common share, as reported	$0.05	$0.90	$(0.13)	$1.25
Average number of common shares outstanding - Diluted, as adjusted	10,623	10,642	10,649	10,598
Diluted earnings per common share, as adjusted	$0.41	$0.90	$0.30	$1.25

	Three Months Ended June 30,		Six Months Ended June 30,		Trailing Twelve Months Ended
	2020	2019	2020	2019	June 30, 2020

Adjusted EBITDA Reconciliation
Net income (loss), as reported	$523	$9,564	$(1,343)	$13,254	$27,971
Interest expense - net	1,090	1,597	1,907	2,952	3,875
Income tax expense	1,093	1,685	265	2,323	(27,229)
Depreciation expense	2,613	2,768	5,320	5,540	10,834
Amortization expense	1,446	1,679	2,909	3,391	6,095
Total EBITDA	$6,765	$17,293	$9,058	$27,460	$21,546
Relocation, restructuring, and closure costs	6,957	—	7,838	—	11,322
Distribution from unconsolidated partnership	(1,874)	—	(1,874)	—	(1,874)
U.S. pension settlement expense	—	—	—	—	2,210
Adjusted EBITDA	$11,848	$17,293	$15,022	$27,460	$33,204

	June 30, 2020	December 31, 2019

Net Debt Reconciliation
Total debt	$55,568	$58,193
Less cash and cash equivalents	(7,387)	(14,178)
Net debt	$48,181	$44,015

June 30, 2020

Adjusted Net Leverage Ratio Reconciliation
Net debt	$48,181
Trailing twelve month adjusted EBITDA	33,204
Adjusted net leverage ratio	1.5x